Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South  Commerce Drive, Suite 300

Salt Lake City, Utah  84107-5370      (801) 281-4700

August  3,  2012

Securities and Exchange Commission

100 F Street,  NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for

Gulf & Orient Steamship Company, Ltd..    (the "Company") and  reported  on  the financial statements of  the Company for the years ended  December  31, 2011 and  2010 .  On or about August 1, 2012, we changed  our accounting  practice from  Child, Van Wagoner & Bradshaw, PLLC  to Anderson Bradshaw PLLC. We  have  read  the  Company's statements  included  under Item 4.01 of  its Form 8-K  dated  August  3 ,  2012,  and  agree with such  statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC